                                                                     EXHIBIT 4.1

                              CONSULTING AGREEMENT

AGREEMENT effective as of the 19th day of March 1995, by and between American Health Choice, Inc. a New York corporation, with its principal executive offices located at 1300 West Walnut Hill Lane, Suite 275, Irving, Texas 75003, hereinafter referred to as the "Company" and D & L Consultants Ltd. a New York corporation with its principal offices located at 460 Park Avenue South, New York, N.Y. 10016, hereinafter referred to as the "Consultant".

                              W I T N E S S E T H:

WHEREAS, Consultant is being engaged to provide the Company with Consultation and advisory services related to business management, marketing and reorganization.

WHEREAS, in order to ensure the delivery by Consultant to the Company of ongoing Consulting and advisory services, Consultant and the Company wish to enter into this Agreement.

NOW, THEREFORE, in consideration of mutual promises contained herein, the parties hereto hereby agree as follows:

1. TERM. Consultant hereby agrees to act as consultant on behalf of the Company for a twelve (12) month term commencing on the date hereof ("Effective Date") and terminating on the twelfth (12th) month anniversary of the Effective Date, and as such will provide the consulting services described herein.

2. CONSULTING SERVICES. Consultant shall provide business management, marketing consultation and advisory services to the Company. Such services shall include (a) the preparation, implementation and monitoring of business and marketing plans, (b) advice concerning planning and internal controls and
(c) such other managerial assistance as Consultant shall deem necessary or appropriate for the Company's business.

3. COMPENSATION. In consideration for Consultant entering into this Agreement, Consultant will receive 200,000 freely tradable shares of the Company's common stock registered under an S-8 registration, (the "shares") upon the payment of the par value of $.001 per share. The Consultant acknowledges that (a) he is a sophisticated investor having substantial knowledge and experience in purchasing and selling securities (both in private and public offerings); and (b) the Shares are registered under the Securities Act of 1933 (the "Act") and as a result maybe sold at any time in compliance with said Act.

4. CONFLICTS. Consultant shall be an independent contractor and shall have no right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude Consultant, or any agent, associate, affiliate or employee of Consultant from engaging in any activity whatsoever, with any person or entity, participating in any corporation, partnership, trust or other business entity or from receiving compensation or profit therefor.

5. STANDARD OF CARE. Consultant (including any person or entity acting for or on behalf of Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company for any acts or omissions of any kind, unless caused by gross negligence of intentional misconduct of Consultant or any person or entity acting for or on behalf of Consultant.

6. ENTIRE AGREEMENT; WAIVERS. This Agreement supersedes any and all agreements, arrangements and understandings relating to the matters provided for herein, entered into or reached prior to the date hereof. No amendment, waiver or discharge of any provisions hereof shall be effective unless in writing signed by the parties hereto. This Agreement shall inure to the successors and assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.

7. HEADINGS. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

8. GOVERNING LAW. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof or the actual domiciles of the parties hereto.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf, all effective as of the date first written above.



AMERICAN HEALTH CHOICE, INC.                 D & L CONSULTANTS, LTD.




By: /s/ [ILLEGIBLE]                          By: /s/ [ILLEGIBLE]
   ---------------------------                  ---------------------------